Date: April 14, 2005

KCS Announces Receipt of Consents and Early Tenders from Holders of 87.04% of TFM’s
11.75% Senior Discount Debentures due 2009

Kansas City, Missouri – April 14, 2005 – Kansas City Southern (“KCS”) (NYSE: KSU) today announced that $386.0 million principal amount of the outstanding $443.5 principal amount of 11.75% Senior Discount Debentures due 2009 of its majority owned subsidiary, TFM, S.A. de C.V. (“TFM”) (CUSIP Numbers: 872402AB8 and 872402AD4, ISIN Number: USP91415AB81) (the “Notes”) have been tendered on or prior to the Consent Deadline of 5:00 p.m. NYC time, today, pursuant to the previously announced consent solicitation and tender offer for the Notes, representing approximately 87.04% of the outstanding Notes. As a result of such consents and early tenders, TFM has received the requisite consents to execute a supplemental indenture relating to the Notes.

As part of its pending tender offer for the Notes, TFM was soliciting consents to eliminate substantially all of the restrictive covenants included in the indenture under which the Notes were issued and to reduce the minimum prior notice period with respect to a redemption date for outstanding Notes from 30 to 3 days. The supplemental indenture relating to the Notes containing the proposed changes will be executed by TFM and the Trustee under the indenture, but it will not become operative until after the Notes tendered by the Consent Deadline are accepted for purchase and TFM makes payment for these Notes pursuant to the early tender provisions of the tender offer. TFM currently expects to make payment for these Notes on April 20, 2005.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885, serving the central and south central U.S. Its international holdings include a controlling interest in TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico. Visit www.kcsi.com for more information.

Contacts:

Investors
William H. Galligan
816-983-1551
william.h.galligan@kcsr.com.

U.S. Media
C. Doniele Kane
816-983-1372
doniele.c.kane@kcsr.com

Mexico Media
Gabriel Guerra
011-525-55-208-0860
gguerra@gcya.net